Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

MOODY’S CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other (1)	Deferred Compensation Obligations under the Moody's Corporation Deferred Compensation Plan (the "Plan")	Rule 457(a)	$75,000,000.00	100%	$75,000,000.00	0.0001381	$10,357.50
Total Offering Amounts					$75,000,000.00		$10,357.50
Total Fee Offsets							—
Net Fee Due							$10,357.50
(1)    The “Amount Registered” represents $75,000,000 of unfunded and unsecured obligations of Moody’s Corporation to pay deferred compensation in the future in accordance with the terms of the Plan. The “Maximum Aggregate Offering Price” is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon an estimate of the amount of compensation participants may defer under the Plan.